Exhibit 16.1

May 20, 2008

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by Auto Underwriters of America, Inc. (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K dated May 19, 2008. We agree with the statements as they relate to our firm only in such Form 8-K.

Very truly yours,

/s/ Clancy and Co., P.L.L.C.
Clancy and Co., P.L.L.C.